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                                 EXHIBIT 99(iii)

                       PRESS RELEASE ISSUED JUNE 11, 1999

                                  PRESS RELEASE


DISTRIBUTION:     To Business Editor

DATELINE:         June 11, 1999; Universal Mfg. Co., Algona, Iowa (NASDAQ: UFMG)

BODY:             Universal Announces New Hire


         Universal Mfg. Co announced today an addition of Mr. Steve Nelson to its management team. Nelson's position with the Company will be Director, Distribution Operations and he will be based in Des Moines, Iowa. With the new distribution agreement between the Company and Ford Motor Company, the Company determined that it needed a distribution expert to round out the management team.

         Going forward, Universal's focus will remain with its core business -- serving the area's Ford and Lincoln Mercury dealers with Ford Remanufactured, Ford Authorized Remanufactured and Motorcraft products. The Company will further develop plans to widen its customer base and develop strategic solutions for serving present customers.

         Nelson's career path includes tenures with John Deere, Toyota Motor Sales, USA and Mazda, North America. His most recent post was with Amati Service, Parts, Systems and C.S. development.

         Universal is very excited about the addition of Nelson who will join the Company on July 6, 1999.

         This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements herein that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about future market opportunities, market demand or acceptance of the Company's products are forward looking statements that involve risks and uncertainties. These uncertainties include, without limitation, the effect of general economic and market conditions, customer requirement for our products, the continuing strength of the automotive industry, competitor pricing, maintenance of our current momentum, weather conditions and other factors.

         For additional information on this matter please contact Donald D. Heupel, President of Universal, at (515) 295-3557.


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